Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Diedrich Coffee, Inc.

Irvine, CA

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated October 8, 2008, relating to the consolidated financial statements and schedules of Diedrich Coffee, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended June 25, 2008.

/s/ BDO Seidman, LLP

Costa Mesa, California

February 11, 2009